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                                                                    Exhibit 23.1

                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Bell & Howell Company:

We consent to incorporation by reference in the registration statements (Nos. 33-99982, 333-93099 and 333-48425) on Form S-8 of Bell & Howell Company of our report dated February 20, 2001, relating to the consolidated balance sheets of Bell & Howell Company and subsidiaries as of the end of fiscal years 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fiscal years 2000, 1999 and 1998, which report appears in the fiscal 2000 annual report on Form 10-K of Bell & Howell Company.

Our report refers to a change in the methods of accounting for certain inventory costs and in revenue recognition.

                                                       KPMG LLP

Chicago, Illinois
March 23, 2001